UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Ciskowski, Michael S.
   P.O. Box 500
   San Antonio, Texas  78292-0500
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   04/24/03
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Valero Energy Corporation
   VLO
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President - Corporate Development
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock, $.01 par value               |26,080                |D               |                                               |
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Common Stock, $.01 par value               |7,011.1304            |I               |plans                                          |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
performance shares      |01/18/04 |01/18/04 |Common Stock           |1,166    |(1)       |D            |                           |
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performance shares      |(2)      |01/17/05 |Common Stock           |3,333    |(1)       |D            |                           |
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performance shares      |(3)      |01/22/06 |Common Stock           |7,000    |(1)       |D            |                           |
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stock option (right to b|Immed.   |03/13/07 |Common Stock           |7,436    |$21.719   |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
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stock option (right to b|Immed.   |01/28/08 |Common Stock           |7,000    |$31.25    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
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stock option (right to b|Immed.   |08/27/08 |Common Stock           |6,000    |$20.656   |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
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stock option (right to b|(4)      |05/04/10 |Common Stock           |15,000   |$28.00    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
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stock option (right to b|(5)      |07/18/11 |Common Stock           |20,000   |$33.745   |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
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stock option (right to b|(6)      |09/18/12 |Common Stock           |25,000   |$30.06    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
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
Explanation of Responses:
(1) Performance shares are payable in shares of common stock in amounts ranging from zero to 200 percent of the performance shares.
(2) One-half vest in January 2004; one-half vest in January
2005.
(3) One-third vest in each of January 2004, January 2005, and January
2006.
(4) Two-thirds may be exercised immediately; the remaining one-third will vest on May 4, 2003.
(5) One-third may be exercised immediately; one-third will vest on July 18, 2003, and one-third will vest on July 18, 2004.
(6) The options vest in three equal annual installments beginning on September 18, 2003.
DATE
04/28/03